EXHIBIT 5.1
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                  [Letterhead of Cairncross & Hempelmann, P.S.]


                                  April 7, 2006

Pacific Biometrics, Inc.
220 West Harrison Street
Seattle, Washington 98119

         Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to Pacific Biometrics, Inc., a Delaware corporation, in connection with the preparation of a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, which the Company is filing with the Securities and Exchange Commission covering the registration of 6,157,892 shares of Company common stock, $0.01 par value per share (the "Common Stock") on behalf of the selling security holders identified in the Registration Statement, consisting of the following:

(a) 3,185,231 shares of Common Stock issued in connection with the Company's private placement in March and April 2006 (the "Shares");
(b) up to 1,180,754 shares of Common Stock that may be issued upon the exercise of certain outstanding stock purchase warrants (the "Warrant Shares"); and
(c) 1,791,907 shares of Common Stock issuable upon exchange of the outstanding shares of Series A preferred stock (the "exchange Shares").

In connection with this opinion, we have examined and relied upon such documents as we have deemed necessary for the purpose of this opinion, including the Registration Statement, the Company's Certificate of Incorporation, as amended, the Company's Bylaws, as amended, and certain documentation relating to the initial issuance of the securities to the selling security holders, including the subscription agreements, the convertible term note, the stock purchase warrants, the corporate proceedings taken by the Company in connection with the issuance of the note and the warrants. We have examined the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares are validly issued, fully paid and non-assessable, (ii) the Warrant Shares, when issued in accordance with the respective stock purchase warrants and payment of the exercise price therefor, will be validly issued, fully paid and non-assessable, and (iii) the Exchange Shares, when issued upon proper exchange and cancellation of the outstanding shares of Series A preferred stock, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consents, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                         Very truly yours,


                                         /s/ CAIRNCROSS & HEMPELMANN, P.S.